                                                                   Exhibit 10.55

                         ADVANCED MICRO DEVICES, INC.


                                January 13, 2000


Mr. Hector Ruiz
8218 Chalk Knoll Drive
Austin, TX 78735

                              Employment Agreement
                              --------------------

Dear Hector:

     On behalf of the Board of Directors of Advanced Micro Devices, Inc. ("AMD"), I am pleased to offer you the position of President and Chief Operating Officer of AMD on the terms set forth below.

     1.  Position. You will be employed by AMD as its President and Chief
         --------
Operating Officer effective commencing upon the date of your resignation from your current employer (the "Commencement Date"), reporting directly to me. During your term, you will also be a member of the Office of the CEO. You will be elected to the AMD Board of Directors at the next scheduled Board Meeting following your commencement date. During the term of your employment, you will be expected to devote your full working time and attention to the business of AMD, and you will not render services to any other business without the prior approval of the Board of Directors or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of AMD. Notwithstanding the foregoing, you may remain a director of businesses with respect to which you are a director on the Commencement Date. You will also be expected to comply with and be bound by AMD's operating policies, procedures and practices that are from time to time in effect during the term of your employment.

     2.  Base Salary. Your initial base annual salary will be $750,000, payable
         -----------
in accordance with AMD's normal payroll practices with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors and increased in April 2001 and from time to time thereafter, in the discretion of the Board of Directors.

     3.  Bonus. Your bonus each year will be equal to 0.3% of AMD's Adjusted
         -----
Operating Profit ("AOP") for that fiscal year in excess of 20% of AMD's AOP for the immediately preceding fiscal year, subject to a maximum award of $5M in any year. Since AMD will report a loss for 1999, your bonus for FY2000 will be equal to 0.3% of AOP for FY2000. AMD will guarantee that your FY2000 bonus will be no less than $500,000.

     4.   Stock Options.
          -------------

          (a) On the Commencement Date, the Compensation Committee of the Board of Directors shall grant you a nonqualified stock option to purchase 1,000,000 shares of AMD common stock at an exercise price equal to the closing price of the common stock on the Commencement Date (the "Initial Option"), the schedule of which is attached as Exhibit A. This Initial Option will vest and become
                        ---------
exercisable over a four year period, with 250,000 shares vesting and becoming exercisable on each anniversary of the Commencement Date.

          (b) Commencing in April 2001, you will be granted annually nonqualified stock options to purchase 250,000 shares of AMD common stock at an exercise price equal to the closing price of the common stock on the grant date (the "Additional Options"). These Additional Options will each vest in two equal annual installments such that you will vest in 250,000 shares of AMD common stock each year commencing in 2005.

     5.   Retirement Benefit Replacement. AMD will provide you with a lump sum
          ------------------------------
cash benefit of $3,727,020, which is estimated to be the current projected benefit available to you under the Motorola Executive Incentive Plan (the "Retirement Benefit Amount"), on the date you attain age 57. Upon your attainment of age 55 in December 2000, AMD will establish a secular trust in your name, to which we will contribute an amount necessary to fully fund such Retirement Benefit Amount by age 57. AMD will pay quarterly cash payments to you between December 2000 and December 2002 in the amounts necessary for you to pay federal and state income or employment taxes on this Retirement Benefit Amount.

     6.   Other Benefits. You will be entitled to the following additional
          --------------
benefits:

          (a) You will be eligible for the normal vacation, health insurance, 401(k), Employee Stock Purchase Plan and other benefits offered to all AMD senior executives of similar rank and stares.

          (b) You will be eligible for other employee benefits as set forth in Exhibit B of the letter.
----------

     7.   At-Will Employment and Termination. Your employment with AMD will be
          ----------------------------------
at-will and may be terminated by you or by AMD at any time for any reason as follows:

          (a) You may terminate your employment upon written notice to the Board of Directors within ten (10) days following a determination no later than December 31, 2001 by such Board of Directors that you will not become Chief Executive Officer of AMD following the Company's 2002 Annual Meeting (a "Specific Constructive Termination");

          (b) You may terminate your employment upon written notice to the Board of Directors at any time in your discretion. ("Voluntary Termination");

          (c) AMD may terminate your employment upon written notice to you at any time following a determination by the Board of Directors that there is "Cause," as defined below, for such termination ("Termination for Cause"); or

          (d) AMD may terminate your employment upon written notice to you at any time in the sole discretion of the Board of Directors without a determination that there is Cause for such termination ("Termination without Cause").

     8.   Definitions. As used in this agreement, the following terms have the
          -----------
following meanings:

          (a) "Cause" means the termination of your employment by AMD for repeated failure to perform assigned duties after being notified in writing of such failure with an opportunity to correct, or if you are determined by a court of law or pursuant to Section 13 below to have committed a willful act of embezzlement, fraud or dishonesty which resulted in material loss, material damage or material injury to AMD.

          (b) "Change in Control" means a change in control of a nature which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or in response to any other form or report to the Securities and Exchange Commission or any stock exchange on which AMD's shares are listed which requires the reporting of a change of control. In addition, a Change of Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of AMD representing 35% or more of the combined voting power of AMD's then outstanding securities; or
(ii) in any two year period, individuals who were members of AMD's Board of Directors at the beginning of such period plus each new director whose election or nomination for election was approved by at least two-thirds of the directors in office immediately prior to such election or nomination, cease for any reason to constitute at least a majority of the Board, or (iii) a majority of the members of the Board in office prior to the happening of any event and who are still in office after such event, determines in its sole discretion within one year after such event, that as a result of such event there has been a Change of Control.

     9.   Separation Benefits. Upon termination of your employment with AMD for
          -------------------
any reason, you will receive payment for all salary and vacation accrued but unpaid to the date of your termination of employment and your benefits will be continued under AMD's then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.

          (a) In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of options. You also will not be entitled to any Retirement Benefit Amount, provided that upon your Voluntary Termination following your attainment of age 55 you will be entitled to a lump sum payment of the Retirement Benefit Amount otherwise payable to you at age 57, together with any additional payments for federal or state income or employment taxes on such Retirement Benefit Amount in full satisfaction of all obligations of AMD pursuant to Section 5 of this agreement.

          (b) (i) In the event of your Termination without Cause within three years of the Commencement Date, you will be entitled to (A) a single lump sum severance payment equal to one year of your current annual base salary (less applicable deductions and withholdings), (B) acceleration of the vesting and exercisability of that portion of your Initial Option that would have become vested within twelve months following your termination and (C) a lump sum payment of the Retirement Benefit Amount (regardless of your age on date of termination), otherwise payable to you at age 57, together with any additional payments for federal and state income or employment taxes on such Retirement Benefit Amount in full satisfaction of all obligations of AMD pursuant to
Section 5 of this agreement.

              (ii) In the event of your Specific Constructive Termination, you will be entitled to (A) a single lump sum severance payment equal to two years of your current annual base salary (less applicable deductions and withholdings), (B) acceleration of the vesting and exercisability of that portion of your Initial Option that would have become vested within twenty-four months following notification that you will not become Chief Executive Officer of AMD, and (C) a lump sum payment of the Retirement Benefit Amount (regardless of your age on date of termination), otherwise payable to you at age 57, together with any additional payments for federal and state income or employment taxes on such Retirement Benefit Amount in full satisfaction of all obligations of AMD pursuant to Section 5 of this agreement.

              (iii) In the event of your Constructive Termination or Termination without Cause in each case following a Change in Control, you will be entitled to a (A) single lump sum severance payment equal to the sum of (x) three years current annual base salary and (y) the average of your two highest bonuses in the five years preceding your termination of employment (less applicable deductions and withholdings), (B) full acceleration of the vesting and exercisability of your Initial Option and any Additional Options, and (C) a lump sum payment of the Retirement Benefit Amount (regardless of your age on date of termination), otherwise payable to you at age 57, together with any additional payments for federal and state income or employment taxes on such Retirement Benefit Amount in full satisfaction of all obligations of AMD pursuant to
Section 5 of this agreement. For purposes of this Section 9(b)(iii), "Constructive Termination" shall mean a resignation by you due to any diminution or adverse change in the circumstances of your employment as determined in good faith by you, including, without limitation, your reporting relationships, job description, duties, responsibilities, compensation, prerequisites, office or location of employment.

          (c) If all or any portion of the amounts payable to you on your behalf under this agreement or otherwise are subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (or similar state tax and/or assessment), AMD shall pay to you an amount necessary to place you in the same after-tax position as you would have been in had no such excise tax been imposed. The amount payable pursuant to the preceding sentence shall be increased to the extent necessary to pay income and excise taxes due on such amount. The determination of the amount of any such tax indemnity shall be made by the independent accounting firm employed by AMD immediately prior to the Change of Control.

          (d) No payments due to you under this Section 9 shall be subject to mitigation or offset.

     10.  Restoration Payments. AMD will work with you and Motorola senior
          --------------------
management to avoid any forfeiture of your 1999 Annual Bonus from Motorola and to avoid any forfeiture of any gains attributable to your 46,667 vested Motorola stock options.

          (a) In the event that you forfeit any portion of your Motorola 1999 Annual Bonus, AMD will pay an equivalent amount to you (not to exceed $500,000) on the date that you provide evidence of such forfeiture.

          (b) In the event that you forfeit any gains attributable to your 46,667 vested Motorola stock options, AMD will pay an amount to you equal to the lesser of (i) the aggregate amount of the forfeiture by you of such gains or
(ii) the aggregate spread on shares subject to the option based on the difference between $52 per share and the closing price of Motorola common stock on the New York Stock Exchange on the Commencement Date, in either case on the date your provide evidence of such forfeiture.

          (c) You shall be required to make reasonable efforts (including, but not limited to, at the request of AMD after consultation with you, commencement of litigation for which AMD will pay reasonable costs) to avoid the above forfeitures or to reinstate any forfeited benefits and you shall be required to reimburse AMD if such amounts are subsequently reinstated by Motorola.

          (d) In the event of your Voluntary Termination or Termination for Cause within two years of the Commencement Date, you shall be required to repay the full amount of any payments by AMD pursuant to this Section 10.

     11.  Confidential Information and Invention Assignment Agreement. Upon your
          -----------------------------------------------------------
commencement of employment with AMD, you will be required to sign its standard form of Nondisclosure Agreement to protect AMD's confidential information and intellectual property.

     12.  Nonsolicitation. During the term of your employment with AMD and for
          ---------------
one year thereafter, you will not, on behalf of yourself or any third party, solicit or attempt to induce any employee of AMD to terminate his or her employment with AMD.

     13.  Arbitration. The parties agree that any dispute regarding the
          -----------
interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted in Austin, Texas by Judicial Arbitration and Mediation Services under the then existing roles rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

     14.  Miscellaneous.
          -------------

          (a) Absence of Conflicts. You represent that upon the Commencement
              --------------------
Date your performance of your duties under this agreement will not breach any other agreement as to which you are a party.

          (b) Successors. This agreement is binding on and may be enforced by
              ----------
AMD and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to AMD or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of AMD's obligations under this agreement.

          (c) Notices. Notices under this agreement must be in writing and will
              -------
be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to AMD in writing. Notices to AMD will be addressed to its General Counsel at AMD's corporate headquarters.

          (d) Waiver. No provision of this agreement will be modified or waived
              ------
except in writing signed by you and an officer of AMD duly authorized by its Board of Directors. No waiver by either party of any breach of this agreement by the other party will be considered a waiver of any other breach of this agreement.

          (e) Entire Agreement. This agreement, including the attached exhibits,
              ----------------
represents the entire agreement between us concerning the subject matter of your employment by AMD and supersedes any prior agreements.

          (f) Governing Law. This agreement will be governed by the laws of the
              -------------
State of California without reference to conflict of laws provisions.

     Hector, we are very pleased to extend this offer of employment to you and look forward to your joining AMD as its President and Chief Operating Officer. Please indicate your acceptance of the terms of this agreement by signing in the place indicated below.


Very truly yours,                     Accepted January 24, 2000:



/s/ W.J. Sanders, III                 /s/ Hector Ruiz
-------------------------             ----------------------------------
W.J. Sanders, III                     Hector Ruiz
Chairman of the Board of Directors
Advanced Micro Devices, Inc.